Exhibit 99.1

NEWS	3333 Lee Parkway, Suite 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 2nd QUARTER 2007 RESULTS

DALLAS, Texas, August 13, 2007 – GAINSCO, INC. (AMEX: GAN) today reported net loss and net loss available to common shareholders for the second quarter 2007 of $0.7 million, or $0.03 per common share, basic and diluted.  This compares to second quarter 2006 net income and net income available to common shareholders of $2.7 million, or $0.12 per common share, basic and diluted.

Net loss and net loss available to common shareholders for the six months ended June 30, 2007 was $3.3 million, or $0.13 per common share, basic and diluted.  This compares to net income of $3.4 million and net income available to common shareholders of $1.6 million for the six months ended June 30, 2006, or $0.07 per common share, basic and diluted.  Net income available to common shareholders for the first six months of 2006 included an approximately $1.4 million write-off of the unaccreted discount on redeemable preferred stock that was fully redeemed during the first quarter 2006.

Gross premiums written during the second quarter 2007 were approximately 9% below gross premiums written in the comparable 2006 period.  Gross premiums written by geographic region for the quarters and six months ended June 30, 2007 and June 30, 2006, were as follows:

	Quarter ended		Six months ended
	June 30		June 30
(dollars in millions)	2007	2006	2007	2006
Regions:
Southeast (Florida, South Carolina)	$23.2	26.4	54.8	57.9
South Central (Texas)	$10.5	11.9	26.3	27.2
Southwest (Arizona, Nevada, New Mexico)	$8.1	6.5	18.0	12.1
West (California)	$1.0	2.1	2.2	4.9
Total	$42.8	46.9	101.3	102.1

GAAP ratios for the quarters and six months ended June 30, 2007 and June 30, 2006, were as follows:

	Quarter ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006

Total Company:
C & CAE Ratio (1)	75.4%	69.7%	79.7%	69.6%
Expense Ratio (2)(3)	25.3%	25.9%	24.3%	27.8%
Combined Ratio(2)	100.7%	95.6%	104.0%	97.3%

Nonstandard Personal Automobile:
C & CAE Ratio (1)	77.1%	69.7%	81.9%	71.3%

(1)	C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.

(2)	The Expense Ratio and Combined Ratio do not reflect expenses of the holding company.

(3)

Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.

The Company continues to adjust and settle claims associated with its runoff lines.  The Company’s estimate of ultimate liabilities for prior periods was reduced during the second quarter 2007 by $0.8 million (reduction of 1.6 claims ratio points).  There was no material change in the estimate of ultimate liabilities for prior periods during the second quarter 2006.  For the first six months of 2007 and 2006, the estimates of ultimate liabilities for prior periods for runoff lines were reduced $2.2 million (reduction of 2.2 claims ratio points) and $1.5 million (reduction of 1.7 claims ratio points), respectively.

As regards the Company’s nonstandard personal automobile business, there was no material change in the estimate of ultimate liabilities for prior periods during the second quarter 2007.  The Company’s estimate of ultimate liabilities for prior periods was reduced during the second quarter 2006 by $0.6 million (reduction of 1.2 claims ratio points).  For the first six months of 2007 and 2006, the estimates of ultimate liabilities for prior periods for nonstandard personal automobile were increased $5.0 million (increase of 4.9 claims ratio points) and $0.2 million (increase of 0.3 claims ratio points), respectively.  A portion of the increase in the first six months of 2007 relates to a first quarter provision for extra-contractual obligations.

As of June 30, 2007, the Company had $60.0 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $71.1 million less Ceded unpaid C&CAE of $11.1 million), compared to net unpaid C&CAE at March 31, 2007 of $62.7 million (Unpaid C&CAE of $75.6 million less Ceded unpaid C&CAE of $12.9 million).  These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $11.6 million at June 30, 2007, and $13.8 million at March 31, 2007.  As of June 30, 2007, the outstanding inventory of runoff claims was 57, compared to 70 at March 31, 2007.

As of June 30, 2007, the Company’s Shareholders’ equity was $81.2 million, Subordinated debentures were $43.0 million and Note payable was $2.0 million.  These compare to Shareholders’ equity of $82.4 million, Subordinated debentures of $43.0 million and Note payable of $2.0 million at March 31, 2007.

As separately announced, the Company and MGA Insurance Company, Inc. entered into definitive agreements to sell an affiliated insurance subsidiary, General Agents Insurance Company of America, Inc. (“General Agents”), to Montpelier Re U.S. Holdings Ltd., a subsidiary of Montpelier Re Holdings Ltd. (NYSE:MRH), for $4.75 million, subject to possible adjustments, plus policyholders’ surplus that remains in General Agents at closing.  The Company expects to record a gain on sale of approximately $4.5 million, subject to possible adjustments to the purchase price, and the net proceeds are expected to be contributed to policyholders’ surplus of MGA.  The sale is subject to regulatory approvals of the insurance departments of Oklahoma and Texas and other customary conditions and, subject to the satisfaction of those conditions, it is expected to close during the fourth quarter.  The Company’s ongoing nonstandard personal automobile business continues to be written through MGA.

Certain prior year amounts have been reclassified to conform to current year presentation.  In addition, some numbers may not add to totals shown due to rounding.

The effect of convertible preferred stock (fully redeemed in the first quarter 2006) caused diluted earnings per share to be antidilutive for the six months ended June 30, 2006.  Therefore, basic and diluted per common share amounts are reported as the same number.  Additionally, per common share amounts for all periods presented have been adjusted for the rights offerings in November 2006 and August 2005, as well as the reverse stock split in November 2005.

GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through independent retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region) and Arizona, Nevada and New Mexico (Southwest Region), and through an independent managing general agency in California (West Region).  Its insurance company subsidiary is MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements.  Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) factors considered by A.M. Best in the rating of our insurance subsidiaries, and the acceptability of our current rating, or a future rating, to agents and customers, (d) the Company’s ability to adjust and settle the remaining claims associated with its runoff business on terms consistent with its estimates and reserves, (e) the adoption or amendment of legislation, uncertainties in the outcome of litigation and adverse trends in litigation and regulation, (f) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (g) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (h) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (i) the availability and cost of capital, which may be required in order to implement the Company’s strategies, (j) limitations on the Company’s ability to use net operating loss carryforwards, and (k) the completion of the proposed sale of General Agents.  Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2006, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.  All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.  Actual results may differ significantly from the results discussed in these forward-looking statements.

—END—

[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the quarters and six months ended June 30, 2007 and June 30, 2006 follow.]

Release Date:	Monday, August 13, 2007 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net premiums earned	$50,970	47,362	$102,433	86,120
Net investment income	2,294	1,570	4,716	3,078
Net realized gains (losses)	32	—	32	(4)
Agency revenues	3,407	2,964	6,714	5,781
Other (expense) income, net	(62)	130	(10)	101
Total revenues	56,641	52,026	113,885	95,076

Claims & CAE incurred	38,453	33,005	81,679	59,918
Policy acquisition costs	7,332	7,640	15,141	14,336
Underwriting and operating expenses	9,777	8,717	18,133	17,134
Interest expense, net	1,018	563	2,041	1,023

Income (loss) before Federal income taxes	61	2,101	(3,109)	2,665

Federal income taxes	797	(581)	177	(747)

Net (loss) income	$(736)	2,682	$(3,286)	3,412

Net (loss) income available to common shareholders	$(736)	2,682	$(3,286)	1,574

(Loss) income per common share:

Basic	$(0.03)	0.12	$(0.13)	0.07

Diluted*	$(0.03)	0.12	$(0.13)	0.07

*  The effect of convertible preferred stock caused diluted earnings per share to be antidilutive for the six months ended June 30, 2006. Therefore, diluted earnings per share is reported the same as basic earnings per share.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

	Quarter ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Gross premiums written	$42,835	46,873	$101,298	102,075

GAAP RATIOS:
C & CAE Ratio (1)	75.4%	69.7%	79.7%	69.6%
Expense Ratio (2)(3)	25.3%	25.9%	24.3%	27.8%
Combined Ratio (2)(4)	100.7%	95.6%	104.0%	97.3%

(1)   C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.

(2)   The Expense Ratio and Combined Ratio do not reflect expenses of the holding company.

(3)   Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.

(4)   Due to rounding, ratios may not add to total shown.